Fort Worth’s Good Earth Energy Conservation, Inc., innovative developer and producer of 100% electric Essential Services Vehicles, completes merger with Numbeer, Inc.

Good Earth Energy Conservation, Inc.—Fort Worth developer of all-electric fleet vehicles—merges with Numbeer, Inc., and now operates as a fully reporting public company, trading on an interim basis under ticker symbol NUMB effective May 22, 2013.

FORT WORTH, TEXAS, JULY 18, 2013 – Fort Worth’s Good Earth Energy Conservation, Inc. (“Good Earth”) has completed a reverse merger with a subsidiary of Numbeer, Inc. (OTCQB: NUMB) (NUMBEER) effective May 22, 2013, with Good Earth as the surviving entity. As a part of the transaction Good Earth shareholders exchanged all of their shares for approximately 93% of the Numbeer, Inc. common stock outstanding at the time of the merger. The Company plans to change its name to “Good Earth Energy Conservation, Inc.” and to effect a 1-for-0.39733333 split of its outstanding common stock. The Company’s stock symbol will remain “NUMB” on an interim basis, until the Company’s name change is effected and a new symbol is approved.

For more details of the above transaction, please refer to the Company’s current report on Form 8-K dated May 22, 2013.

About Good Earth Energy Conservation, Inc.

Founded in 2006, Good Earth is headquartered in Fort Worth, Texas. The Company is focused on the design, development, assembly and sale of all-electric fleet vehicles for the essential services market: traffic control/parking enforcement, security, small package delivery, military, maintenance, airport services, warehouses, and other comparable utility applications. Good Earth’s electric vehicles offer a zero-emission, high performance, low-maintenance and affordable alternative to meet the specific needs of fleet vehicles in the essential services market.

Good Earth’s 3-wheeled Firefly® ESV is engineered and built entirely in the United States. The Firefly uses the longer life cycle lithium iron phosphate battery that has an eight-hour charger compatible with a standard 110v or 220v outlet. The Firefly® is capable of up to 60+ and 90+ miles per charge (extended range model) and performance speeds of up to 45 mph. The basic design of the Firefly® also permits tailoring to the specific requirements of the varying market segments within the essential services market. The vehicle’s modular design will facilitate the export of vehicle kits which can be easily assembled and sold in emerging markets, such as China and other international markets.

For more information about Good Earth, please visit http://www.FireFlyESV.com.

Company Contact:

James R. Emmons

President & CEO

Good Earth Energy Conservation, Inc

James.Emmons@GoodEarthEC.com

(817)616-3161 x 102